Exhibit 99.1

UNIVERSAL INSURANCE HOLDINGS, INC. REPORTS A

FLORIDA INSURANCE GUARANTY ASSOCIATION ASSESSMENT AND

ANNOUNCES RECOUPMENT PLAN

Fort Lauderdale, FL, December 6, 2012 – Universal Insurance Holdings, Inc. (NYSE MKT: UVE) (Company), a vertically integrated insurance holding company, announced a mandatory assessment by the Florida Insurance Guaranty Association, Inc. (FIGA). The assessment of 0.9 percent of net direct written premiums for the calendar year 2011 is applicable to all member insurers of FIGA’s “All Other Account,” which includes Universal Property & Casualty Insurance Company (UPCIC) and American Platinum Property and Casualty Insurance Company (APPCIC), both wholly owned subsidiaries of the Company and together referred to as the “Insurance Entities.”

Collectively, the assessment was 0.9 percent of the Insurance Entities’ net direct written premiums within Florida for the calendar year 2011 and totaled $6.3 million. The assessment will have a negative effect on the consolidated operating results of the Company for the three-month period ended December 31, 2012. The mandatory assessment on UPCIC of $6.3 million will be recouped through a surcharge on UPCIC’s policies within Florida, pursuant to a filing made with the Florida Office of Insurance Regulation on November 28, 2012, and the Company expects it will have a positive effect on operating results over a twelve-month period beginning February 1, 2013. The mandatory assessment on APPCIC was a nominal amount that the Company has elected not to recoup.

FIGA is a nonprofit corporation created by the Florida legislature. Since the last assessment levied by FIGA in 2009 on its All Other Account, FIGA reports there have been thirteen foreign and domestic insurance company insolvencies affecting its claims-paying accounts.

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings, Inc. (Company), with its wholly-owned subsidiaries, is a vertically integrated insurance holding company performing all aspects of insurance underwriting, distribution and claims. Universal Property & Casualty Insurance Company (UPCIC), a wholly owned subsidiary of the Company, is one of the three leading writers of homeowners insurance in Florida and is now fully licensed and has commenced its operations in North Carolina, South Carolina, Hawaii, Georgia, Massachusetts and Maryland. American Platinum Property and Casualty Insurance Company (APPCIC), also a wholly owned subsidiary, currently writes homeowners multi-peril insurance on Florida homes valued in excess of $1 million, which are limits and coverages currently not targeted through its affiliate UPCIC. For additional information on the Company, please visit our investor relations website at www.universalinsuranceholdings.com.

Forward-Looking Statements and Risk Factors

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described and the Company undertakes no obligation to correct or update any forward-looking statements. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2011 and the Form 10-Q for the quarter ended September 30, 2012.

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com